Exhibit 10.1

Execution Copy

AGREEMENT

Dated as of July 18, 2008

Between

Integrated Payment Systems Inc.

and

Western Union Financial Services, Inc.

AGREEMENT

AGREEMENT, dated and effective as of July 18, 2008 (the “Effective Date”) between Integrated Payment Systems Inc., a Delaware corporation (“IPS”) and Western Union Financial Services, Inc., a Colorado corporation (“Western Union”).

WHEREAS, the parties have agreed to modify the business relationship with respect to the issuance and processing of retail money orders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between parties hereto as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and in the Amended RMO Agreement. Defined terms shall be equally applicable to both the singular and plural forms. The use of the word “including” means including but not limited to.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agent” means the counterparty to an IPS Agreement that is authorized to sell Money Orders.

“Assumed Liabilities” has the meaning specified in Section 2.4.

“Amended RMO Agreement” means the Amended and Restated Retail Money Order Issuance and Management Agreement as executed between IPS and Western Union in substantially the form attached as Exhibit A.

“Business” means the retail money order business and official check business as conducted by IPS as of the Effective Date.

“Closing” has the meaning specified in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Payment” means the amount calculated as specified in Section 3.1.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, or covenant or other restrictions of any kind which interferes with or reduces (other than by an insubstantial amount) the value of an ownership interest.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.3.

“IPS Agreements” has the meaning specified in the RMO Agreement.

“IPS Ancillary Agreements” means the Amended RMO Agreement and all agreements, instruments and documents to be delivered by IPS at or in connection with the Closing.

“GAAP” means United States generally accepted accounting principles as applied on a consistent basis.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body or any court or arbitrator.

“Instrument of Assignment and Assumption” means the instrument of assignment and assumption in substantially the form attached as Exhibit B.

“Interest” means interest calculated at a rate equal to the 30-day LIBOR rate for US dollar deposits as quoted in the Wall Street Journal.

“Losses” means any and all losses, claims, causes of action, interest, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or related expenses (including the reasonable fees and expenses of counsel).

“Money Order” has the meaning specified in the RMO Agreement.

“Outstanding Money Orders” means all Money Orders that are issued and outstanding immediately prior to the Closing.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or similar entity.

“RMO Agreement” means the Retail Money Order Issuance and Management Agreement between IPS and Western Union dated as of August 14, 2006.

“RMO Business” means that portion of the Business conducted pursuant to the RMO Agreement.

“Separation Agreement” means the Separation and Distribution Agreement between First Data Corporation and The Western Union Company dated September 29, 2006.

“Transferred Assets” has the meaning specified in Section 2.1.

“Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances, judicial and administrative decisions enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements).

“Western Union Ancillary Agreements” means the Amended RMO Agreement and all agreements, instruments and documents to be delivered by Western Union at or in connection with the Closing.

ARTICLE II

ASSIGNMENT AND ASSUMPTION

2.1. Transferred Assets. Upon the terms and subject to the conditions contained herein, at the Closing, IPS shall transfer, assign, convey and deliver to Western Union free of Encumbrances, except as permitted under this Agreement, for the consideration set forth below, all of its right title and interest in, to and under those certain assets of IPS set forth on Schedule 2.1 (collectively, the “Transferred Assets”).

2.2. Excluded Assets. Any other assets of the Business that are not specifically set forth in Section 2.1, are called herein the “Excluded Assets” and are not being acquired pursuant hereto.

2.3. Excluded Liabilities. IPS shall remain liable for the following liabilities set forth on Schedule 2.3 (collectively the “Excluded Liabilities”). IPS shall remain responsible and liable for, and shall indemnify, hold harmless and defend Western Union from, all Excluded Liabilities.

2.4. Assumed Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Western Union agrees to assume and be liable for, and shall pay, perform and discharge, the liabilities and obligations of IPS specifically set forth on Schedule 2.4 (collectively the “Assumed Liabilities”). Western Union is assuming and shall be responsible and liable for, and shall indemnify, hold harmless and defend IPS from, all Assumed Liabilities.

ARTICLE III

PAYMENTS

3.1. Closing Payment. On the Closing Date, IPS shall make the Estimated Closing Payment to Western Union. In preparation for the Closing, Western Union will provide IPS with its preliminary calculation of the Closing Payment two (2) business days before the Closing Date. By 8:30 a.m. Mountain Time of the Closing Date, Western Union will provide IPS with the amount of the payment to be made at Closing (the “Estimated Closing Payment” and as adjusted pursuant to Section 3.2 the “Closing Payment”). The Closing Payment is the amount sufficient for Western Union to pay all Outstanding Money Orders, The parties currently estimate that the Closing Payment will be eight hundred million dollars (US$ 800,000,000,00). The Estimated Closing Payment and the Closing Payment will be calculated as described on Schedule 3.1.

3.2. True Up of Closing Payment.

(a) No later than sixty (60) days after the Closing Date, Western Union shall prepare and provide to IPS a schedule (the “Closing Schedule”) showing any adjustments needed to the Estimated Closing Payment together with a detailed description of any material variance(s) between Western Union’s determination of the Closing Payment and the Estimated Closing Payment. If requested, Western Union will make available to IPS all records and work papers used in preparing the Closing Schedule. If IPS disagrees with any aspect of the Closing Schedule, an IPS designee within ten (10) days after receipt of the Closing Schedule may deliver a notice (an “Objection Notice”) to Western Union setting forth IPS’ determination of the Closing Payment. If IPS does not deliver an Objection Notice to Western Union within ten (10) days after receipt of the Closing Schedule, then the parties will be deemed to have agreed to the Closing Schedule and the computation of the Closing Payment shall be deemed to be finally determined as set forth therein. Western Union and IPS shall resolve any disagreement as to the Closing Schedule and/or Objection Notice in accordance with the procedures set forth in Section 10.13 of the Amended RMO Agreement, which procedures are incorporated by reference herein.

(b) If the Closing Schedule, as finally determined pursuant to Section 3.2, shows an amount due from IPS, within five (5) business days of such final determination, IPS shall pay Western Union the amount due together with Interest from the Closing Date until such payment. If the Closing Schedule shows an amount due from Western Union, as finally determined pursuant to Section 3.2, within five (5) business days of such final determination, Western Union shall pay IPS Interest from the Closing Date until such payment.

3.3. Exit Fee. On the Closing Date, IPS shall pay Western Union three million dollars (US$ 3,000,000.00), as reimbursement for certain costs Western Union expects to incur in connection with the execution of this agreement and the Amended RMO Agreement.

3.4. POS Equipment. On the Closing Date, Western Union shall pay to IPS an amount equal to the aggregate depreciated book value of the POS Equipment calculated in accordance with GAAP as of the close of business on September 30, 2009 (the “PUS Equipment Payment”), No payment shall be due to IPS for Equipment to the extent Western Union has paid to IPS monies to purchase such POS Equipment.

3.5. Unamortized Agent Payments. On the Closing Date, Western Union shall pay to IPS an amount equal to the unamortized balance of payments made to Agents as signing bonuses calculated in accordance with GAAP as of the close of business on September 30, 2009. No payment shall be due to IPS for signing bonuses granted to agents after the effective date of the RMO Agreement to the extent IPS has previously passed through the charge therefor to Western Union.

3.6. Mechanics of Payment. Unless otherwise specifically provided in this Agreement, all payments between the parties shall be by wire transfer in same day funds to one or more accounts as designated in writing by the receiving party to the paying party at least three (3) business days before the payment is due. The parties will net settle payments required to be paid pursuant to Sections 3.3. 3.4 and 3.5. Amounts that are not paid when due under this Agreement will bear Interest until paid.

ARTICLE IV

CLOSING

4.1 Closing. Upon the terms and subject to the conditions hereof, the closing of the transactions contemplated hereby (the “Closing”) shall occur on October 1, 2009 if all the conditions to closing have been satisfied or waived on or before that date (the “Closing Date”). If the conditions to closing have not been satisfied or waived on or before October 1, 2009, the Closing Date shall be the date agreed by the panics no later than five (5) business days after all the conditions to closing are satisfied or waived.

4.2 Western Union’s Delivery. At Closing, in addition to making the payments required under Article III Western Union shall deliver to IPS the following:

(a) The Amended RMO Agreement duly executed by Western Union;

(b) The Instrument of Assignment and Assumption duly executed by Western Union;

(c) The certificate contemplated by Section 9.1 duly executed by an authorized officer of Western Union; and

(d) Such other bills of sale, assignments and other instruments of transfer or conveyance as IPS may reasonably request or as may be otherwise necessary to evidence and effect the transfer and delivery of the Transferred Assets and the Assumed Liabilities to Western Union.

4.3 IPS’ Delivery. At Closing, in addition to making the payments required under Article III IPS shall deliver to Western Union the following:

(a) The Amended RMO Agreement duly executed by IPS;

(b) The Instrument of Assignment and Assumption duly executed by IPS;

(c) A Bill of Sale for the POS Equipment in form and substance reasonably satisfactory to Western Union duly executed by IPS;

(d) Such instruments, agreements or other documents in form and substance reasonably satisfactory to Western Union to effect the transfer of IPS’ interest in the bank accounts (to the extent permitted by the depository institution in which the accounts are held), post office boxes and lock box arrangements included among the Transferred Assets;

(e) The certificate contemplated by Section 8.1 duly executed by an authorized officer of IPS; and

(f) Such other bills of sale, assignments and other instruments of transfer or conveyance as Western Union may reasonably request or as may be otherwise necessary to evidence and effect the transfer and delivery of the Transferred Assets and Assumed Liabilities to Western Union.

(g) In addition to the above deliveries, IPS shall take other steps and actions as may be reasonably necessary to put Western Union in actual possession or control of the Transferred Assets to the extent IPS is in possession or control of them.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS OF IPS

As an inducement to Western Union to enter into this Agreement and to complete the transactions contemplated hereby, IPS represents and warrants to Western Union and agrees as follows, which representations and warranties shall be true and correct in all material respects on and as of the Closing Date, as though they were made on and as of the Closing Date:

5.1. Organization. IPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2. Authority. IPS has all requisite power and authority to execute, deliver and perform this Agreement and the IPS Ancillary Agreements. The execution, delivery, and performance of this Agreement and the IPS Ancillary Agreements by IPS have been duly authorized and approved as required by IPS’ certificate of incorporation, by-laws, and board of directors, or authorized delegate thereof, and do not require any further authorization or consent by IPS, its board of directors or stockholders. This Agreement has been duly, executed and delivered by IPS and, assuming that this Agreement is a valid and binding agreement of the other party, is the legal, valid and binding obligation of IPS enforceable in accordance with its terms, and upon execution and delivery by IPS, each of the IPS Ancillary Agreements will be a legal, valid and binding obligation of the signer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.3. No Conflicts. The execution and performance of this Agreement does not, and the execution and performance of the IPS Ancillary Agreements and the completion of the transactions contemplated by this Agreement will not, contravene any Requirements of Law or order of any Governmental Body with jurisdiction over IPS.

5.4. Title to Property. IPS has good and valid title to all of the POS Equipment and the IPS Agreements, free and clear of all Encumbrances.

5.5. Condition of POS Equipment. Except for the POS Equipment that is in the possession of Western Union or Agents, the POS Equipment is in good working order and condition (subject to normal wear and tear).

5.6. No Violation, Litigation or Regulatory Action. IPS has materially complied with all Requirements of Laws and Court Orders that are applicable to the Transferred Assets and the RMO Business. There are no lawsuits, claims, suits, proceedings or investigations pending or, to the actual knowledge of IPS, threatened against or affecting IPS in respect of the Transferred Assets or RMO Business, except those that arise in the ordinary course of the RMO Business and which have been disclosed to Western Union.

5.7. Fair Value; Solvency. Immediately before and after giving effect to the transactions contemplated herein, (i) the fair value of IPS’ assets exceeds the total amount of IPS’ liabilities (including liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, and undisputed liabilities); (ii) IPS will not have an unreasonably small amount of capital for the operation of the business in which it is engaged; and (iii) IPS will be able to pay its liabilities (including liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, and undisputed liabilities) as they mature.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF WESTERN UNION

As an inducement to IPS to enter into this Agreement and to complete the transactions contemplated hereby, Western Union represents and warrants to IPS and agrees as follows, which representations and warranties shall be true and correct in all material respects on and as of the Closing Date, as though they were made on and as of the Closing Date, provided that the representation and warranties in Sections 6.4 and 6.5 are made only as of the Closing Date:

6.1 Organization. Western Union is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

6.2. Authority. Western Union has all requisite power and authority to execute, deliver and perform this Agreement and Western Union Ancillary Agreements. The execution, delivery, and performance of this Agreement and Western Union Ancillary Agreements by Western Union have been duly authorized and approved as required by Western Union’s certificate of incorporation, by-laws, and board of directors, or authorized delegate thereof, and do not require any further authorization or consent by Western Union, its board of directors or stockholders. This Agreement has been duly, executed and delivered by Western Union and, assuming that this Agreement is a valid and binding agreement of the other parties hereto, is the legal, valid and binding obligation of Western Union enforceable in accordance with its terms, and upon execution and delivery by Western Union, each of Western Union Ancillary Agreements will be a legal, valid and binding obligation of the signer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.3. No Conflicts. The execution and performance of this Agreement does not, and the execution and performance of the Western Union Ancillary Agreements and the completion of the transactions contemplated by this Agreement will not, contravene any Requirements of Law or order of any Governmental Body with jurisdiction over Western Union.

6.4. Licenses and Permits; Compliance with Laws. As of the Closing Date, Western Union will hold all licenses and permits under all Requirements of Laws that are necessary for Western Union to issue and sell payment instruments in each jurisdiction in which Money Orders are sold.

6.5. No Violation, Litigation or Regulatory Action. As of the Closing Date, Western Union will be in material compliance with all Requirements of Laws and Court Orders that are applicable to the Transferred Assets and the RMO Business.

6.6. Fair Value; Solvency. Immediately before and after giving effect to the transactions contemplated herein, (i) the fair value of Western Union’s assets exceeds the total amount of Western Union’s liabilities (including liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, and undisputed liabilities); (ii) Western Union will not have an unreasonably small amount of capital for the operation of the business in which it is engaged; and (iii) Western Union will be able to pay its liabilities (including liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, and undisputed liabilities) as they mature.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Clearing. Western Union will continue to use the current ABA number (RTN) for US dollar item Cheeks issued after the Closing Date during the effectiveness of and in accordance with the Amended RMO Agreement. Subject to the approval of the Royal Bank of Canada, IPS will use commercially reasonable efforts to transfer the clearing account for Canadian dollar items to Western Union effective as of the Closing Date.

7.2. Blank Financial Paper. Within eight months of the Closing Date (or such sooner period as may be required by a Governmental Body with jurisdiction over Western Union), Western Union shall cease using and destroy any unused money order paper that incorporates the IPS name or logo or similar mark. Western Union shall indemnify, hold harmless and defend IPS against all Losses related to the usage after the Closing Date by or on behalf of Western Union of any money order paper that incorporates the IPS name or logo or similar mark.

7.3. Regulatory Matters. The parties will cooperate in discussions with Governmental Bodies regarding the transactions contemplated by this Agreement and by July 31, 2008, the parties will provide written notice to relevant Governmental Bodies of the proposed transaction in the form agreed by the parties. Prior to the Closing Date, Western Union shall obtain all necessary regulatory approvals from relevant Governmental Bodies with respect to the designation of Agents as Western Union Agents (including, but not limited to, in Massachusetts). IPS will use commercially reasonable efforts to provide assistance to Western Union in obtaining such approvals. Western Union will have sole responsibility for fulfilling its state posting requirements prior to the Closing Date and obtaining all necessary regulatory approvals from relevant Governmental Bodies with respect to the form of Check Western Union proposes to use after the Closing Date. The parties will cooperate to resolve any other regulatory matters raised by relevant Governmental Bodies in connection with this Agreement.

7.4. User Manuals. Western Union and IPS agree to work diligently, in good faith and in a timely manner to revise the User Manuals prior to the Closing Date to reflect the change in the responsibilities of the parties as a result of the Amended RMO Agreement.

7.5. RMO Agreement. The transactions contemplated by this Agreement are intended to substitute for the right of IPS under Section 7.3(b) of the RMO Agreement, which right shall be extinguished upon the execution of this Agreement. Effective upon the execution of this Agreement, the restrictions on the term of IPS Agreements contained in the RMO Agreement will no longer apply. Upon the effective date of the Amended RMO Agreement, the RMO Agreement will terminate, provided that the rights and the obligations of the parties under the RMO Agreement with respect to matters occurring prior to the Closing Date (other than the Transferred Assets and the Assumed Liabilities), including claims for indemnification made after the Closing Date related to matters occurring before the Closing Date, shall continue to be governed by the RMO Agreement in accordance with its terms notwithstanding the termination of the RMO Agreement.

7.6. Abandoned Property Software and Documentation. IPS shall provide reasonable assistance to Western Union to replicate the existing system used by IPS to comply with applicable escheatment laws (as described in Schedule 5.5 of the RMO Agreement) and to properly configure its abandoned property software, including providing Western Union with a copy of its configuration file reflecting the applicable dormancy periods, and any data in IPS’ possession or control with respect to Outstanding Money Orders necessary in order for Western Union to take over the escheatment function. This assistance shall fulfill IPS’ obligations with respect to providing the abandoned property software pursuant to Section 7.5 of the RMO Agreement.

7.7. Closing Payment Held in Trust. Until the Closing Payment is remitted as payment to all holders of Outstanding Money Orders or otherwise paid in compliance with Requirements of Law, Western Union shall: (a) hold the entire amount of the Closing Payment in trust and for the benefit of such holders of Outstanding Money Orders, to the fullest extent permitted by Requirements of Law; and (b) maintain the Closing Payment in investments compliant with Requirements of Law.

7.8. Operations Until Closing. Except as consented to in writing by the other party, which consent shall not be unseasonably withheld or delayed, between the Effective Date and the Closing Date each party will conduct the RMO Business consistent with past practice and in accordance with the RMO Agreement.

7.9. Notification. From the Effective Date until the Closing Date, each party shall disclose to the other in writing, promptly upon discovery thereof and consistent with current practice: (a) any events, circumstances, facts or occurrences which would reasonably be expected to result in a breach of any of its or any other party’s representations, warranties or covenants in this Agreement; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Body or any other Person in connection with the transactions contemplated hereby; and (d) any investigation or action of any Governmental Body or claim or litigation with respect to the RMO Business, other than ordinary and routine examinations, inquiries, claims or litigation.

7.10. No Implied Warranties. The representations and warranties by IPS and Western Union constitute the sole and exclusive representations and warranties of IPS and Western Union to the other party hereto in connection with the transactions contemplated hereby, and each of IPS and Western Union, understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by each of IPS and Western Union, provided that nothing in this section is intended to affect any representation, warranty or obligation of the parties under the RMO Agreement or the Amended RMO Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR HEREIN, ALL OF THE TRANSFERRED ASSETS ARE TRANSFERRED TO WESTERN UNION “AS IS” WITHOUT IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR INTENDED USE OR OTHERWISE.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF WESTERN UNION

The obligations of Western Union under this Agreement shall be subject to the satisfaction or, at the option of Western Union, waiver (to the extent permissible under applicable law), on or prior to the Closing Date, of the following conditions:

8.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by IPS in the performance of any of the covenants and agreements herein which shall not have been remedied or cured. Each of the representations and warranties of IPS shall be true and correct in all material respects when made and as of the Closing Date and there shall have been delivered to Western Union a certificate to such effect, dated the Closing Date, signed on behalf of IPS by a duly authorized officer of IPS.

8.2. No Restraint No Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated in this Agreement and no Governmental Body with jurisdiction over Western Union has indicated in writing that it objects to the material transactions contemplated by this Agreement and the objection remains in effect; provided, however that in the event of any such objection, the parties will cooperate to resolve any such objection in a timely manner to permit the satisfaction of this condition so that the Closing may occur.

8.3. Necessary Consents. At or prior to Closing, IPS shall have received consents, in form and substance reasonably satisfactory to Western Union, to the assignment or transfer of the bank accounts referred to in Section 2.1(c), provided that IPS may satisfy this condition by implementing a process to “sweep” the accounts on a same day, daily basis to an account designated by Western Union.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF IPS

The obligations of IPS under this Agreement shall be subject to the satisfaction or, at the option of IPS, waiver (to the extent permissible under applicable law), on or prior to the Closing Date, of the following conditions:

9.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Western Union in the performance of any of the covenants and agreements herein which shall not have been remedied or cured. Each of the representations and warranties of Western Union shall be true and correct in all material respects when made and as of the Closing Date and there shall have been delivered to IPS a certificate to such effect, dated the Closing Date, signed on behalf of Western Union by a duly authorized officer of Western Union.

9.2. No Restraint No Court Order shall have been issued and be in effect which restrains or prohibits any material transaction contemplated in this Agreement and no Governmental Body with jurisdiction over IPS has indicated in writing that it objects to the material transactions contemplated by this Agreement and the objection remains in effect; provided, however that in the event of any such objection, the parties will cooperate to resolve any such objection in a timely manner to permit the satisfaction of this condition so that the Closing may occur.

ARTICLE X

GENERAL PROVISIONS

10.1. Survival of Obligations. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of three (3) years following the Closing. The covenants and agreements to be performed after Closing set forth in this Agreement shall survive the Closing and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. Each party’s obligations with respect the Assumed Liabilities and Excluded Liabilities (including any related indemnity obligations) shall survive until sixty (60) days after the expiration of the applicable statute of limitations. The obligations under the RMO Agreement (as provided in Section 7.5 of this Agreement) and the Amended RMO Agreement shall survive as provided therein.

10.2. No Public Announcement. IPS, and its Affiliates, on the one hand, and Western Union and its Affiliates, on the other hand, without the approval of the other, shall not make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any a party or an Affiliate shall be so obligated by law or the rules of any stock exchange; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

10.3. Confidentiality. Other than to effect the transactions contemplated hereunder and except for Section 10.2, during the term of this Agreement and thereafter, notwithstanding termination of this Agreement, neither party shall either directly or indirectly disclose, disseminate or otherwise make available to any third party any Confidential Information.

10.4. Indemnity Procedure. In the event a party seeks indemnification from the other party as permitted in this Agreement, the terms of Section 5.03 of the Amended RMO Agreement shall apply to that claim.

10.5. Di minimus Claims. Neither party shall be entitled to indemnification or to recover for any breach of any representation, warranty, or other term of this Agreement unless and until such time as the aggregate amount of all Losses exceeds $50,000 (the “Basket”), after which the party suffering the Losses shall be entitled to recover all Losses incurred including the amount of the Basket.

10.6. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by registered or certified mail or by private courier addressed as follows:

If to IPS to:	If to Western Union to:

Integrated Payment Systems Inc.	Western Union Financial Services, Inc.
12500 East Belford Avenue, M18U	12500 East Belford Avenue, M21A3
Englewood, CO 80112	Englewood, CO 80112
Attn: President	Attn: Chief Financial Officer

with a copy to:	with a copy to:

Integrated Payment Systems Inc.	The Western Union Company
6200 South Quebec, Suite 270	12500 East Belford Avenue, M21A3
Greenwood Village, CO 80111	Englewood, CO 80112
Attn: Counsel	Ann: General Counsel

or to such other address as such party may indicate by a notice delivered to the other party hereto.

10.7. Successors and Assigns. The rights of any party under this Agreement shall not be assignable without the written consent of the other party, provided that a party may assign its rights under this Agreement after the Closing to an Affiliate that is able to comply with all Legal Requirements relating to the RMO Business. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and their permitted successors and assigns any right, remedy or claim under or by reason of this Agreement. Any assignment in violation of this provision shall be null and void ab initio.

10.8. Entire Agreement; Amendments. This Agreement, provisions of the RMO Agreement incorporated by reference, the Amended RMO Agreement and the Exhibits referred to in this Agreement and the documents delivered pursuant this Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

10.9. Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. All parties shall be deemed the drafter of this Agreement for the purpose of any rule of construction.

10.10. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.11. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with and otherwise in connection with the transition of the RMO Business from its conduct under the RMO Agreement to its conduct under the Amended RMO Agreement, including the fees, expenses and disbursements of its counsel and accountants.

10.12. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

10.13. Execution in Counterparts. This Agreement may be executed (including by facsimile or electronic means) in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of IPS and Western Union.

10.14. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person (other than the parties hereto and such assigns) any legal or equitable rights hereunder.

10.15. Specific Performance. Each party’s obligation under this Agreement is unique. If either party should breach its covenants under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages; accordingly, the nonbreaching party, in addition to any other available rights or remedies it may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

10.16. Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be construed exclusively in accordance with the substantive laws of the State of New York without regard to principles of conflict of laws.

(b) TO THE EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT, ANY CORPORATION ANCILLARY AGREEMENTS OR ANY SELLER ANCILLARY AGREEMENTS OR THE RELATIONSHIPS CREATED HEREUNDER OR THEREUNDER.

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed the day and year first above written.

INTEGRATED PAYMENT SYSTEMS INC.		WESTERN UNION FINANCIAL SERVICES, INC.

By:	/s/ Rodney J. Esch	By:	/s/ Michael F. Rodin
Name:	Rodney J. Esch	Name:	Michael F. Rodin
Title:	President	Title:	Assistant Secretary

Exhibits

Exhibit A— Amended RMO Agreement

Exhibit B— Assignment and Assumption Agreement

Schedules:

Schedule 2.1: Transferred Assets

Schedule 2.3: Excluded Liabilities

Schedule 2.4: Assumed Liabilities

Schedule 3.1: Closing Payment and True Up Calculation

Exhibit A

AMENDED AND RESTATED RETAIL MONEY ORDER ISSUANCE AND

MANAGEMENT AGREEMENT

This Amended and Restated Retail Money Order Issuance and Management Agreement (“Agreement”) is made effective as of October 1, 2009 (the “Effective Date”), by and between Integrated Payment Systems Inc., a Delaware corporation, located at 12500 East Belford Avenue, Englewood, Colorado 80112 (“IPS”) and Western Union Financial Services, Inc., a Colorado corporation, located at 12500 East Belford Avenue, Englewood, Colorado 80112 (“WU”).

RECITALS

WHEREAS, the parties hereto entered into a Retail Money Order Issuance and Management Agreement dated as of August 14, 2006;

WHEREAS, as of October 1, 2009, IPS has transferred the risks and rewards of its retail money order business to WU pursuant to an Agreement dated as of July 18, 2008, between the parties hereto (the “Master Agreement”);

WHEREAS, WU desires to continue to use IPS’ services to process checks issued by WU in connection with its retail money order businesses and to process items received at the lockbox.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

Article I

DEFINED TERMS

Section 1.01 Definitions. Unless the context otherwise requires, capitalized terms used herein shall have the meanings specified below. Certain other terms may be defined elsewhere in this Agreement or the Schedules and shall have the meanings there ascribed.

“Affiliate” means, with respect to any Entity, any other Entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or common control with such Entity. As used herein, “Ownership” means the beneficial ownership of 50% or more of the equity securities of the Entity.

“Business Day” means any day other than a Saturday, Sunday or other day on which the relevant Federal Reserve Bank is not open to the public for carrying on substantially all of its banking functions or any holiday when the Federal Reserve Banks are not performing check clearing functions. The relevant Federal Reserve Bank means the local Federal Reserve Bank, or local branch of the Federal Reserve Bank, from which the IPS check processing facility receives Check presentments.

“Check” or “Item” shall mean a paper payment instrument that is processed by IPS for WU pursuant to this Agreement, including instruments that are named and denominated as a money order and refund checks.

“Clearing Bank” means, with respect to US dollar items, Wells Fargo Grand Junction NA.

“Confidential Information” shall mean all information and materials, furnished or disclosed by one party to the other, or otherwise obtained by one party, that relates to the other party (including without limitation, this Agreement, all trade secrets and all information relating to a party’s customers, business operations, procedures, practices, programs, services, systems or pricing). Confidential Information of a party shall not include information that was: (i) in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the recipient of Confidential Information; (ii) lawfully received by the recipient from a third party entitled to disclose it without obligations of confidentiality; (iii) already in the lawful possession of the receiving party as indicated in its written records without any obligation of confidentiality; (iv) is required to be disclosed in a judicial or administrative proceeding, or as otherwise required to be disclosed by law, in any such case after giving the party originally providing such information as much advance notice of the possibility of such disclosure as practical (if such notice is permitted by law) so that such party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or (v) is subsequently and independently developed by employees, consultants or agents of the recipient without using the other party’s confidential information disclosed under this Agreement. In the event of a disputed disclosure, the receiving party shall bear the burden of proof for demonstrating that the information in question falls under one of the above exceptions.

“Counterfeit Item” means a paper payment instrument that is a counterfeit of a Check and the MICR line specifications for that counterfeit item match the MICR line specifications for a Check.

“Entity” means a corporation, partnership, limited liability company, sole proprietorship, joint venture, or other form of organization.

“Insolvency Event” occurs, with respect to any party, when such party (a) is dissolved, becomes insolvent, or generally fails to pay its debts as they become due, (b) makes a general assignment, arrangement, or composition agreement with or for the benefit of its creditors, or (c) files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the wind up of its business (or has such a petition or action filed against it and such petition, action or appointment is not dismissed or stayed within thirty (30) days).

“IPS System” means the processing and imaging systems, computer equipment, computer software and related equipment, documentation and other systems and processes used at any time and from time to time by IPS to provide the Services.

“Legal Requirements” means all federal, state and local laws, regulations and judicial and administrative decisions and interpretations applicable to the retail money order or check processing businesses.

“RTN” has the meaning specified in Section 2.05(b).

“Schedules” means the Schedule(s) attached hereto and any new or modified schedules as agreed to between the parties setting forth the terms and conditions for the Services to be provided pursuant to the Agreement.

“Services” means the services to be provided or arranged by IPS as described in the Schedules attached hereto.

“Settlement Account” means the deposit account(s) of IPS which IPS directs WU to fund from time to time for purposes of effecting settlement of Checks with IPS.

“Term” means the Initial Term and any other period of time that this Agreement is in effect.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the state in which the IPS check processing facility receiving the Checks is located.

Section 1.02 Interpretation.

(a) In this Agreement, unless the context clearly indicates otherwise: words used in the singular include the plural and words in the plural include the singular; reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; reference to any gender includes the other gender; the word “including” means “including but not limited to” or “including without limitation”; reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; reference to any statute means such statute (including all rules and regulations promulgated thereunder) as amended from time to time and includes any successor legislation thereto; relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”; in the event of any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control; and the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

(b) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof. Subject to Section 10.07, this Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the Parties after substantial negotiations and with full awareness by the Parties of the terms and provisions hereof and the consequences thereof.

Article II

SERVICES

Section 2.01 Services. IPS shall provide or arrange for the Services described in Schedules attached hereto. Unless any provisions to this Agreement are specifically excluded or modified in a particular Schedule, each such Schedule shall be deemed to incorporate all the terms and conditions of this Agreement and may contain such additional terms and conditions as the parties may mutually agree. Any new or additional Services to be provided shall be added to this Agreement by means of a new Schedule executed by the parties. All Services performed hereunder and all duties and obligations of the parties shall be performed in accordance with the terms and conditions contained herein, the User Manuals and generally accepted banking practices and industry operating standards.

Section 2.02 Subcontractors. IPS may delegate any or all of its obligations under this Agreement to one or more subcontractors without WU’s consent, provided that IPS shall remain responsible for the performance of all of the Services to be provided hereunder and for the payment of any compensation due to any subcontractor.

Section 2.03 Grant of Sublicense. Pursuant to the Order of the Court in the case of Travelers Express Company v. American Express Integrated Payment Systems Inc., 80 F. Supp. 2d 1033 (D.Minn. 1999), IPS holds a license (the “Patent License”) to use certain types of automatic money order dispensers or other money order dispensing or printing devices. IPS hereby reaffirms its August 14, 2006 grant to WU, without representation or warranty, of an irrevocable, non exclusive, perpetual and royalty free sublicense to use such license. Such sublicense includes the right to WU to grant its agents that sell its Checks the right to use such Patent License. WU agrees with IPS to abide by any restrictions or conditions contained in the Patent License.

Section 2.04 Enhancements.

(a) WU may periodically request customizations, enhancements, additions or modifications (each an “Enhancement”) to the Services or to the IPS System. Within a reasonable time after receipt from WU of a request for an Enhancement, IPS shall provide to WU a preliminary estimate of the anticipated cost of developing and implementing the Enhancement (the “Enhancement Cost”), any related changes to the Processing Fees, and any system changes that WU would be required to make associated with the Enhancement. If WU wishes to proceed, WU will provide such details relating to its requirements as may be requested by IPS to prepare and present to WU, within a reasonable period of time, a final estimate of the Enhancement Cost, any related changes to the Processing Fees and any system changes that WU would be required to make associated with the Enhancement. If WU approves the Enhancement, IPS and WU shall mutually agree upon (i) reasonable time frames to develop and implement the requested

Enhancement given the nature and functional requirements of such Enhancement as well as WU’s need to employ the Enhancement and IPS’ available resources, and (ii) any related modifications which appropriately should be made in the applicable Schedules.

(b) The Enhancement Cost, which shall be paid by WU in accordance with the applicable provisions of this Agreement, shall be based on the actual cost of the development and implementation of the Enhancement in accordance with IPS’ then current rates for each activity completed by IPS in order to accomplish the Enhancement. IPS shall have no obligation to commence work on an Enhancement prior to a written agreement being reached with WU as to the Enhancement Cost. WU acknowledges and agrees that if WU approves and then subsequently cancels an Enhancement (at any phase during the implementation process) before IPS has finished implementing such Enhancement, then WU shall reimburse IPS for costs and expenses incurred by IPS prior to the time of cancellation.

(c) IPS will use reasonable efforts to provide any Enhancement requested by WU, however, IPS may, in its sole but reasonable discretion, refuse to develop any Enhancement requested by WU if IPS determines that the proposed Enhancement would materially and adversely affect IPS’ operations or the IPS System. In such event, IPS shall provide WU with written documentation setting forth with reasonable specificity the reasons for IPS’ determination and, if so desired by WU, IPS shall work with WU to resolve the situation and shall use reasonable efforts to work with WU to identify feasible and acceptable alternatives to meet WU’s needs in a manner that would not materially and adversely affect IPS’ operations or the IPS System.

(d) All rights to any software, code, technology or information related to or developed in connection with any Enhancement shall be solely the property of IPS and shall not be deemed works made for hire, and WU shall have no right, title or interest therein during the Term or after the termination or expiration of this Agreement. WU acknowledges and agrees that IPS may offer any Enhancement (or any component thereof), whether requested and paid for by its customers or based upon IPS’ own initiative and developed at IPS’ own expense, to any other customer of IPS or its Affiliates.

(e) To the extent that a change in laws, regulations or rules requires a change in the Services as being provided on the Effective Date, IPS may, and upon specific request from WU will, at IPS’ expense, develop reasonable Enhancements to the IPS System responsive to the change in laws, rules and regulations. The obligation of IPS set forth in the previous sentence is subject to the following limitations:

(i) the change in law is generally applicable to a significant portion of IPS’ customer base and does not relate solely to a requirement or preference of WU;

(ii) the responsive Enhancement requested by WU is consistent with responses requested by the majority of the affected customer base;

(iii) IPS shall have a reasonable time from the date WU notifies IPS of the change in law and the Enhancement needed in which to implement said Enhancement (in the determination of reasonableness, the extent and impact of the change in law on IPS’ customer base, the relative importance of other Enhancements, the complexity of the Enhancement, and related issues of impact and resource allocation shall be considered and the effective date of the change in law shall not be determinative; provided, however, that IPS shall use commercially reasonable efforts to design, code, test and implement the Enhancement prior to the effective date of the change in law); and

(iv) the responsive Enhancement requested by WU will not (A) materially and adversely affect IPS’ operations or the IPS System, or (B) in any way shift WU’s compliance responsibilities under this Section to IPS.

Section 2.05 Clearing Bank.

(a) WU acknowledges and agrees that Clearing Bank has no obligation or liability to WU in connection with this Agreement, the Services, the Checks or IPS’ acts or omissions hereunder. WU agrees to make no claim against Clearing Bank arising out of or related to this Agreement.

(b) IPS is currently using the routing and transit number (“RTN”) of the Clearing Bank for other business. IPS agrees to use commercially reasonable efforts to maintain such RTN throughout the Term of this Agreement.

Article III

COMPLIANCE

Section 3.01 WU’s Responsibilities.

(a) During the Term of this Agreement, WU understands and agrees that provision of the Services is conditioned upon WU’s ongoing fulfillment of its responsibilities in this Agreement, including the timely payment of all amounts as set forth herein.

(b) WU acknowledges that IPS provides services to customers regulated by various state and federal agencies such that IPS cannot reasonably be expected to monitor or interpret the laws applicable to its diverse customer base, or provide compliance services to customers with respect to such laws. Accordingly, except as expressly provided in Section 3.02, WU shall be solely responsible for monitoring, interpreting and complying with all laws, regulations and rules applicable to its business and its use of the Services. WU is solely responsible for reviewing and selecting the parameter settings and programming features and options available within the IPS System that will be utilized and for assuring that its selection of such settings, features and options is consistent with all applicable legal requirements. In making such determinations, WU shall be entitled to rely on written descriptions of such settings, features and options in the User Manuals, customer bulletins and other IPS System documentation provided to WU by IPS from time to time. Upon WU’s request, IPS will provide assistance to WU in selecting parameter settings and programming features and options within the IPS System by providing WU with technical support, information and training that is necessary for WU to appropriately understand the IPS System.

(c) IPS shall be entitled to rely upon without verification, any and all information, data and instructions at any time submitted to IPS by WU for use in providing the Services. Except as expressly set forth in this Agreement, IPS shall have no responsibility or liability whatsoever for (i) the accuracy or inaccuracy of any such information, data or instructions as used to provide the Services, (ii) the wording or text appearing on any forms, Checks, or other materials used by WU, or (iii) any noncompliance of such information, data instruction, wording or text with applicable laws, regulations or rules.

Section 3.02 IPS’ Responsibilities.

(a) IPS agrees to comply with all laws, regulations and rules applicable to its business and in its performance of the Services. WU acknowledges and agrees that: (i) IPS is not a financial institution and will not be taking deposits or making loans; (ii) IPS has no drawee bank or financial institution duties to WU or its customers under the Uniform Commercial Code Articles 3 or 4, Federal Reserve Regulations E, J, CC or DD, or provisions of any applicable federal and state truth in savings, expedited funds availability, fair credit reporting and electronic funds transfer laws; and (iii) IPS has no responsibility for determining or complying with the terms and conditions applicable to WU’s issuance of Checks. IPS’ sole obligation shall be to provide the Services and to comply with the terms and conditions of this Agreement and the Schedules.

(b) Notwithstanding Section 3.02 (a) and Section 2.05 (a), in connection with a claim asserted against or by WU the defense of which or the assertion of which requires WU to assert IPS’ rights or defenses or the Clearing Bank’s rights or defenses, then IPS shall assist and cooperate fully with WU, in all such lawful manners as WU shall request, in asserting in the name of WU any claims or rights against any third party or any defenses to claims asserted by third parties that IPS may have, or have the right to assert, including, without limitation, any rights under any agreement with IPS’ depository banks or other third party, by law or in equity. Such assistance and cooperation shall include, but not be limited to, the assignment of claims, rights or defenses held by IPS. As part of such assistance, IPS will make available IPS employees knowledgeable with respect to such claim or defense. WU shall bear all costs and expenses incurred by IPS to third parties, such as IPS’ out-of-pocket costs and outside attorneys’ fees, in providing such assistance and cooperation, but WU shall not be required to reimburse IPS for the costs or time of IPS employees or related overhead. Upon reasonable request, WU shall provide IPS with non-confidential information regarding the status of any such actions.

(c) IPS shall be permitted to review such aspects of WU’s use of Checks as it deems necessary and, as acceptable to WU, to impose such necessary requirements, and to take such actions as it may deem necessary in order to prevent IPS from being considered to be in violation of any law, regulation or rule.

Article IV

FEES AND PAYMENT

Section 4.01 Fees. WU shall pay IPS the Fees based on the rates set forth in the attached Schedules. The Fee for each Service performed by IPS shall be calculated by multiplying the volume of each such Service performed by the applicable rate, plus any ancillary, pass-through or other charges described in the attached Schedules. The Fees shall not be increased during the Initial Term. The parties shall mutually agree upon a Fee for any service that is provided by IPS and which is not currently listed on the appropriate Fee Exhibit.

Section 4.02 Invoices. IPS shall invoice WU on a monthly basis within thirty (30) days of the end of each month. IPS shall prepare a separate invoice corresponding to each Schedule. The amounts set forth in each invoice shall be due and payable within thirty (30) days after receipt of each invoice. Each party shall promptly notify the other upon discovering any error or discrepancy in any invoice. If there exists a good faith dispute with regard to an item appearing on an invoice, the parties shall exercise good faith efforts to promptly resolve the dispute. WU has the right to withhold the disputed amount while the parties attempt to resolve the dispute. Upon resolution of such dispute, WU shall promptly pay any amounts due to IPS.

Section 4.03 Taxes. WU shall pay, or reimburse IPS, for any applicable taxes and similar charges, however designated, which are imposed by any governmental authority on the Services hereunder, except for income taxes payable by IPS on amounts earned by IPS or taxes payable by IPS related to the employment of IPS’ employees.

Article V.

INDEMNIFICATION

Section 5.01 Indemnification by WU. WU shall reimburse, indemnify, defend and hold IPS, its directors, officers, employees, Affiliates, agents and assigns harmless for and against all losses, claims, demands, actions, causes of action, suits, proceedings or judgments, including costs, expenses and reasonable attorney’s fees, assessed against any such indemnified party arising out of or resulting from claims by third parties: (a) arising from acts or omissions by WU in violation of any term or provision of this Agreement or of any duty of WU owed to IPS hereunder, (b) arising from the gross negligence or willful misconduct of WU, its agents, directors, officers, or employees, (c) arising as a result of IPS performing a duty or obligation in a manner which is not contemplated hereunder and is performed pursuant to WU’s directions, (d) arising because of IPS’ grant of the sublicense as set forth in Section 2.03 hereof, or (e) arising from IPS’ compliance with a Notification to Return or stop payment order. WU shall be relieved of liability hereunder where it performs any duty or obligation in accordance with any instruction provided by IPS or in accordance with this Agreement, and WU may rely on the accuracy of any information set forth herein or in any subsequent instruction provided by IPS.

Section 5.02 Indemnification by IPS. IPS shall reimburse, indemnify, defend and hold WV, its directors, officers, employees, Affiliates, agents and assigns harmless for and against all losses, claims, demands, actions, causes of actions, suits, proceedings or judgments, including costs, expenses and reasonable attorney’s fees, assessed against any such indemnified party arising out of or resulting from claims by third parties: (a) arising from acts or omissions by IPS in violation of any term or provision of this Agreement or of any duty of IPS owed to WU hereunder, (b) arising from the gross negligence or willful misconduct of IPS, its agents, directors, officers, or employees, or (c) arising as a result of WU performing a duty or obligation in a manner which is not contemplated hereunder and is performed pursuant to IPS’ directions. IPS shall be relieved of liability hereunder where it performs any duty or obligation in accordance with any instruction provided by WU or in accordance with this Agreement, and IPS may rely on the accuracy of any information set forth herein or in any subsequent instruction provided by WU.

Section 5.03 Notification. In the event a claim, suit or proceeding by a third party (“Third Party Claim”) for which indemnification may be available under this Agreement is made or filed against a party, the party against which the Third Party Claim is made (the “Indemnified Party”), shall promptly notify the other party (the “indemnifying Party”) in writing of the Third Party Claim. A failure by the Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 5 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. The Indemnifying Party shall have the right to assume the defense of, compromise or settle the Third Party Claim at its expense, provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that provides for non-monetary relief without the consent of the Indemnified Party. In any Third Party Claim that the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not, after the election, be responsible for the expenses, including attorneys’ fees, of the Indemnified Party, but the Indemnified Party may participate therein and retain counsel at its own expense. The Indemnified Party shall provide to the Indemnifying Party, at the Indemnifying Party’s expense, all information, assistance and authority reasonably requested in order to evaluate the Third Party Claim and effect any defense, compromise or settlement thereof. If the Indemnifying Party does not assume the defense of the Third Party Claim as provided herein, the Indemnified Party may defend, compromise or settle the Third Party Claim in any manner it reasonably deems appropriate, provided that the Indemnifying Party shall remain responsible for any losses, liabilities or damages the Indemnified Party suffers arising from the Third Party Claim to the fullest extent provided under this Section.

Article VI

LIMITATIONS OF LIABILITY; DISCLAIMER OF WARRANTIES

Section 6.01 Third Parties. Neither party shall be liable for damages caused by any act or omission of any third party; provided, however, each party shall be liable for the actions and omissions and resulting damages, if any, of any subcontractor, vendor or other third party which it has engaged to perform all or part of its duties or obligations hereunder.

Section 6.02 Limitation of Liability. EXCEPT WITH RESPECT TO: (A) WU’S OBLIGATION TO PAY FEES ARISING HEREUNDER, (B) WU’S OBLIGATION TO SETTLE FOR ALL CHECKS PROCESSED HEREUNDER, (C) WU’S OBLIGATION TO INDEMNIFY IPS FOR THE IPS’ COMPLIANCE WITH A NOTIFICATION TO RETURN OR STOP PAYMENT ORDER, (D) WU’S USE OF THE SUBLICENSE, (E) IPS’ OBLIGATIONS TO RETURN CHECKS SUBJECT TO A NOTIFICATION TO RETURN RECEIVED FROM WU IN ACCORDANCE WITH THIS AGREEMENT AND THE USER MANUALS, AND (F) THE FACE AMOUNT OF AN ITEM IF IPS IS OBLIGATED TO PAY SUCH AMOUNT, EACH PARTY’S

MONETARY LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE LESSER OF (I) THE AMOUNT OF ACTUAL OUT-OF-POCKET DAMAGES SUFFERED BY THE OTHER PARTY, OR (II) FIVE MILLION DOLLARS ($5,000,000.00).

Section 6.03 No Special Damages. EXCEPT FOR CONSEQUENTIAL DAMAGES RECOVERED FROM IPS BY A THIRD PARTY AND FOR WHICH WU IS REQUIRED TO INDEMNIFY IPS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES OF ANY KIND INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.

Section 6.04 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, IPS EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Article VII

TERM AND TERMINATION

Section 7.01 Term. This Agreement shall be effective as of the Effective Date, and, unless terminated earlier as provided herein, shall expire on September 30, 2011 (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall continue in full force and effect unless terminated by WU upon one hundred eighty (180) days prior written notice to IPS or by IPS upon two hundred seventy (270) days prior written notice to WU.

Section 7.02 Termination by IPS. IPS may terminate, at its sole discretion, either the applicable Schedule or this Agreement:

(a) without limiting any of IPS’ other rights or remedies under this Agreement or in the Schedules, if WU fails, at any time, to establish or maintain sufficient finds in the Settlement Account for settlement of Cheeks within twenty-four (24) hours after written notice that there exists a shortfall in the Settlement account, or immediately without notice if IPS has the right more than three times in any twelve month period to give notice under this paragraph whether or not the notice is given;

(b) if WU fails to pay any amount due under this Agreement within five (5) Business Days after written notice to WU of its failure to pay the amount;

(c) if any Insolvency Event occurs with respect to WU;

(d) if IPS is required to discontinue its Services, in whole or in part, based on an order, decree, memorandum of understanding, agreement or similar basis which was initiated by state or federal regulatory authorities; or

(e) if WU materially breaches this Agreement and fails to cure such breach within thirty (30) days written notice of such breach by IPS.

The rights of IPS to terminate this Agreement under this Section 7.02 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

Section 7.03 Termination by WU. WU may terminate this Agreement:

(a) if any Insolvency Event occurs with respect to IPS; or

(b) if IPS materially breaches this Agreement and fails to cure such breach within thirty (30) days written notice of such breach by WU.

The rights of WU to terminate this Agreement under this Section 7.03 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

Section 7.04 Obligations Upon Termination. The termination of this Agreement shall not terminate, any rights, obligations or liabilities of either party hereto that may accrue prior to such termination, including the obligation to pay Fees hereunder and shall continue after the termination. IPS also agrees to provide reasonable assistance to WU in order that WU may make a smooth transition of the Services to another service provider and a new RTN following termination.

Article VIII

CONFIDENTIALITY

Section 8.01 Confidentiality. IPS and WU shall maintain each party’s Confidential Information in strict confidence. Without limiting the generality of the foregoing, IPS and WU each agree:

(a) Not to disclose or permit any other person or Entity access to the other party’s Confidential Information, except that the disclosure or access shall be permitted to an employee, officer, director, agent, Affiliate, representative, subcontractor, external or internal auditors or independent contractor of the party requiring access to the same in the course of his or her employment or services;

(b) To ensure that its employees, officers, directors, agents, Affiliates, representatives and independent contractors are advised of the confidential nature of the other party’s Confidential Information and are precluded from taking any action prohibited under this Article 8, provided that in any event WU and IPS shall each be liable for any breach of this Article 8 by their respective employees, officers, directors, agents, Affiliates, representatives and independent contractors;

(c) Not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of the other party’s Confidential Information; and

(d) To notify the other promptly and in writing of the circumstances surrounding any possession, use or knowledge of the other party’s Confidential Information at any location or by any person or Entity other than those authorized by this Agreement.

Section 8.02 Ownership. Neither party shall obtain any proprietary rights in any Confidential Information which has been or is disclosed to it by the other party. IPS specifically retains all rights associated with the Services and the IPS System and any Enhancements thereto.

Section 8.03 Return or Destruction. Each party shall return or destroy (and certify in writing to such destruction) the other party’s Confidential Information upon request by the other party.

Section 8.04 Confidentiality of Agreement. Except as required by law, WU and IPS shall keep confidential and not disclose, and shall cause its Affiliates, and its and their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of this Agreement to any third party without the prior mutual written consent of IFS and WU.

Section 8.05 Release of Information. Despite the foregoing: (i) WU agrees that WU’s Confidential Information may be made available to supervisory or regulatory authorities of WU or IPS upon the written request of any of the foregoing; and (ii) IPS may disclose Check information to third parties as necessary in the ordinary course of providing the Services.

Section 8.06 Remedy. If either party breaches this Article 8, the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to such party will be impossible to calculate and therefore an inadequate remedy. Accordingly, the non-breaching party may (a) seek temporary and permanent injunctive relief against the breaching party, and (b) exercise any other rights and seek any other remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement for any violation of this Article 8.

Article IX

REPRESENTATIONS AND WARRANTIES

Each party to this Agreement represents and warrants that to the other party as follows:

(a) it has the power and authority necessary to execute, deliver and perform the terms and conditions of this Agreement;

(b) the execution, delivery and performance of this Agreement will not contravene any provision of any law, statute, rule, regulation or policy of any local, state or governmental authority applicable to it; and

(c) it will comply with all applicable laws, regulations, ordinances, statutes, decrees or proclamations of all governmental authorities having jurisdiction over the parties.

Article X

MISCELLANEOUS

Section 10.01 Assignment. Neither party may assign its rights and obligations hereunder by operation of law or otherwise without the prior written consent of the other which shall not be unreasonably withheld; provided, however, that upon prior notice to the other party, either party may assign its rights and obligations hereunder to an Affiliate. To the extent permitted by this Agreement, this Agreement shall inure to the benefit of the permitted successors and assigns of both parties.

Section 10.02 Audit. From time to time during the Term of this Agreement, but not more than once during any twelve-month period, IPS will allow a third party, selected by IPS, to perform an audit of the electronic data processing environment maintained by IPS to provide the Services contemplated under this Agreement. IPS shall provide WU with a copy of a summary of the results of the audit if WU requests a copy in writing. If IPS elects not to conduct an audit annually, then WU may, at its own cost and upon reasonable advance notice, elect to conduct an audit of the electronic data processing environment maintained by IPS.

Section 10.03 Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of IPS and WU and nothing in this Agreement, express or implied, is intended to confer on any other party any legal rights or remedies in or by reasons of this Agreement.

Section 10.05 Relationship of the Parties. The relationship of IPS to WU hereunder shall be solely that of an independent contractor. IPS and WU each acknowledge and agree that neither IPS nor WU is an employee, employer, agent, partner or joint venturer of the other, Neither IPS nor WU shall have or hold itself out as having the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of the other, except with the express written authority of the other.

Section 10.06 Survival of Sections. Neither the expiration nor termination of this Agreement shall terminate the obligations and rights of the parties pursuant to the provisions of this Agreement which by their terms are intended to survive or be perpetual or irrevocable, including, without limitation, Sections 2.03, 2.05(a) and 7.04, Articles 5,6, 8 and 9 and the provisions of Schedule A related to the archiving of Checks, which Sections, Articles and provisions shall survive the expiration or termination of this Agreement.

Section 10.07 Access to Records after Termination. For a period of eight (8) years after the expiration or termination of the Term, each Party and its representatives shall have reasonable access to all of the books and records related to this Agreement to the extent necessary for such Party to meet its regulatory and contractual responsibilities. Such access shall be afforded to such Party and its Affiliates upon receipt of reasonable advance notice and during normal business hours. The requesting Party shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 10.07 in seeking access to books and records in the control of the other Party. The non-requesting Party shall be solely responsible for any costs and expenses incurred by it in complying with this Section 10.07. If either Party or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such eight-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at the non-disposing Party’s expense, to segregate and remove such books and records as the non-disposing Party may select.

Section 10.08 Severability. If any provision of this Agreement shall be held to be unenforceable in whole or in part, then the invalidity of such provision shall not be held to invalidate any other provision herein and all other provisions shall remain in fill force and effect.

Section 10.09 Applicable Law. This Agreement shall be governed by the laws of the State of New York as to all matters including validity, construction, effect, performance and remedies without giving effect to the principles of choice of law thereof, except that with respect to either party’s responsibilities under the Uniform Commercial Code concerning Checks, the laws of the state in which the IPS check processing facility receiving the Checks is located shall so govern.

Section 10.10 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be sent by facsimile transmission (with receipt confirmed), or by a national overnight carrier or by registered or certified mail (return receipt requested), prepaid and addressed as follows (or such other facsimile number or address as the parties may designate by written notice in the manner aforesaid):

If to IPS:	With a copy to:

Integrated Payment Systems Inc.	Integrated Payment Systems Inc.
12500 East Belford Avenue, M18U	12500 East Belford Avenue, M18U
Englewood, CO 80112	Englewood, CO 80112
Attn: President	Attn: General Counsel
Facsimile:	Facsimile Number:

If to WU:	With a copy to:
Western Union Financial Services, Inc.	Western Union Financial Services, Inc.
12500 East Belford Avenue, M21A3	12500 East Belford Avenue, M21A3
Englewood, CO 80112	Englewood, CO 80112
Attn: Royal Cole, Executive Vice President	Attn: General Counsel
Facsimile:	Facsimile:

A party may change its address or addresses set forth above by giving the other party notice of the change in accordance with the provisions of this Section.

Section 10.11 Amendments. No change, amendments or alterations to this Agreement or any Schedule attached hereto shall be effective unless in writing and signed by both parties.

Section 10.12 Waiver. No waiver of any default in the performance of any of the duties or obligations arising out of this Agreement shall be valid unless in writing and signed by the waiving party. Waiver of any one default shall not constitute or be construed as creating waiver of any other default or defaults. No course of dealing between the parties shall operate as a waiver or preclude the exercise of any rights or remedies under this Agreement. Failure on the part of either party to object to any act or failure to act of the other party, insist upon strict adherence to any term of this Agreement, or declare the other party in default, regardless of the extent of such default, shall not constitute a waiver by the party of its rights or remedies hereunder.

Section 10.13 Dispute Resolution. IPS and WU agree to utilize the following procedures to resolve any disputes between them that arise under this Agreement:

(a)	Level One. If IPS identifies an issue, or issues, that requires resolution, it will give the Account Manager written notice thereof and if WU identifies an issue, or issues, that require resolution, it will give IPS written notice thereof The Account Manager and an IPS designee will then negotiate in good faith on a regular basis to resolve the issue(s) as expeditiously as feasible. If they are unable to resolve the issue(s) within ten (10) Business Days of such notice, either may state in writing to the other that they will not be able to resolve the remaining issue(s) through continued negotiation. Promptly thereafter, they will refer the issue(s) to the IPS executive with management responsibility for the WU relationship and the executive of WU with management responsibility for the IPS relationship (collectively, the “Senior Executives”) and will each provide to the Senior Executives a written statement describing in detail their respective positions related to the issue(s) (the “Issue Statements”).

(b)	Level Two. Promptly after receiving the Issue Statements, the Senior Executives will negotiate in good faith on a regular basis to resolve the issue(s) as expeditiously as feasible. If the Senior Executives are unable to resolve the issue(s) within ten (10) Business Days of receipt of such Issue Statements, either Senior Executive may state in writing to the other that they will not be able to resolve the remaining issue(s) through continued negotiation. Promptly thereafter, each Senior Executive will refer the issue(s) to a senior level executive from a separate business unit, division, subsidiary or Affiliate of their respective Party (the “Distant Executive”) and each Party’s respective management team will prepare any revisions to their respective Issue Statements. The Issue Statements, as revised, will be submitted to the Distant Executives.

(c)	Level Three. Promptly after receiving the Issue Statements, the Distant Executives will negotiate in good faith on a regular basis to resolve the issue(s) as expeditiously as feasible. Thereafter, the Distant Executives will submit a joint written recommendation for any issue(s) the Distant Executives agreed upon and separate written recommendations for any issue(s) the Distant Executives disagreed upon or which remain unresolved. IPS and WU agree to be bound by such joint written recommendation. In the event, the Distant Executives are unable to resolve the dispute, then, at the request of either Party, the dispute shall be settled by binding arbitration by a single arbitrator. Such arbitration shall occur in Denver, Colorado, and shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof

Section 10.14 Force Majeure. Neither party shall bear any responsibility for a delay in performance caused by an event beyond its reasonable control, such as: fire, casualty, lockout, strike, unavoidable accident, act of God, riot, war, any breakdown in equipment or failure of telecommunications or data processing services to the extent and only to the extent caused by one of the foregoing force majeure events, or the enactment, issuance or operation of any adverse governmental law, ruling, regulation, order or decree, or an emergency that prevents it from operating normally; provided that it has taken reasonable steps and precautions to minimize the delay caused by any such event and it commences performance as soon as reasonably possible after the occurrence of any such event.

Section 10.15 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof, including the Retail Money Order Issuance and Management Agreement dated as of August 14, 2006, except as set forth in Section 7.5 of the Master Agreement.

Section 10.16 Waiver of Jury Trial. IPS and WU irrevocably waive any and all rits they may have to a trial by jury in any judicial proceeding involving any claim relating to this Agreement.

Section 10.17 Captions. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision contained herein.

Section 10.18 Counterparts. This Agreement may be executed in on or more counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute one in the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives and effective as of the date set forth below.

INTEGRATED PAYMENT SYSTEMS INC.	WESTERN UNION FINANCIAL SERVICES, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

[Schedules Intentionally Omitted]

Exhibit B

INSTRUMENT OF ASSIGNMENT AND ASSUMPTION

THIS INSTRUMENT OF ASSIGNMENT AND ASSUMPTION (this “Instrument”) is made, executed and delivered by Integrated Payment Systems Inc., a Delaware corporation (“IPS”), in favor of Western Union Financial Services, Inc., a Colorado corporation (“WU”) effective as of 12:01 am on [October 1, 2009], with respect to the conveyance by IPS to WU of certain assets of IPS pursuant to the Agreement dated July 18, 2008 by and between IPS and WU (the “Master Agreement”). All capitalized terms used herein without definition have the meanings attributed them in the Master Agreement.

For good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, IPS and WU agree as follows:

1. Assignment and Bill of Sale. Subject to the terms and conditions set forth in the Master Agreement, IPS does hereby absolutely, unconditionally and irrevocably transfers, assigns, conveys and delivers to Buyer, free and clear of all Encumbrances, all right title and interest in, to and under the assets of IPS set forth on Schedule 1 (collectively the “Transferred Assets”). TO HAVE AND TO HOLD the Transferred Assets unto WU, its successors and assigns, forever.

2. Assumption. WU assumes and undertakes and agrees to assume and be liable for, and shall pay, perform and discharge all Assumed Liabilities.

3. Relationship to Master Agreement. This Instrument is delivered pursuant to and is subject to all of the terms and conditions of the Master Agreement. In the event of any inconsistency between this Instrument and the Master Agreement, the provisions of the Master Agreement will prevail. The provisions of the Master Agreement survive the execution and delivery of this Instrument.

4. Controlling Law. This Instrument shall be governed by, construed and enforced in accordance with Section 10.10 of the Master Agreement.

DULY EXECUTED and delivered this 1st day of October, 2009, effective as set forth above.

INTEGRATED PAYMENT SYSTEMS INC.	WESTERN UNION FINANCIAL SERVICES, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

[Schedules Intentionally Omitted]